================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C. 20549


                               ----------------

                                   Form 8-K
                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) August 10, 1998

                               ----------------

                                    1-11392
                           (Commission File Number)
                           ------------------------


                       CLARK REFINING & MARKETING, INC.


            (Exact name of Registrant as specified in its charter)


        Delaware                                                43-1491230
(State of incorporation)                                     (I.R.S. Employer
                                                          Identification Number)

             8182 Maryland Avenue, St. Louis, Missouri, 63105-3721 (Address of Registrant's principal executive office)


                                (314) 854-9696
                        (Registrant's telephone number)


--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OF ASSETS

     On August 10, 1998, Clark Refining & Marketing, Inc. ("Clark"), a wholly-owned subsidiary of Clark USA, Inc. ("Clark USA") completed the purchase from BP Exploration & Oil Inc., The Standard Oil Company, BP Oil Pipeline Company and BP Chemicals Inc. (collectively, "BP") of BP's Lima, Ohio refinery, its Buckeye Road crude oil terminal and Vine Street products terminal (collectively, the "Lima Refinery") for $175 million, plus approximately $40 million for the hydrocarbon inventory at the Lima Refinery on August 10, 1998 (the "Lima Acquisition"). In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following August 10, 1998 as the crude oil is delivered to the Lima Refinery. Such $50 million will be substantially funded through proceeds from the sale of finished products over the same period.

     The Lima Refinery is a single train, fully integrated coking refinery that has a rated crude oil throughput capacity of approximately 170,000 barrels per day ("bpd"), which is expected to increase Clark's crude oil throughput capacity from its current 370,000 bpd to approximately 540,000 bpd. The Lima Refinery is a highly automated, modern oil refinery with a Nelson complexity rating of 8.7 and an estimated replacement cost of $1.2 billion. The Midwest location of the Lima Refinery has historically provided it with a transportation cost advantage and less gross margin volatility than refineries in other regions since demand for refined products has exceeded supply in the region. The Lima Refinery complements Clark's existing assets in the region as it is located in existing core retail and wholesale markets where Clark already has distribution capability.

     The Lima Refinery, which is located on a 650 acre site, was designed to process light sweet crude oil and has historically run a predominately domestic sweet crude oil slate. In addition to over five million barrels of on-site storage and a rail products loading and unloading system, the Lima Refinery also has access to a system of crude oil and product pipelines and terminals. At approximately 170,000 bpd, the Lima Refinery is large enough to realize economies of scale and other efficiencies. According to a 1994 industry study, the Lima Refinery ranked in the 2nd quartile in terms of fixed costs and in the 1st quartile in operational availability, turnaround index and maintenance index.


                                                     Capacity (barrels per day,
        Processing Unit                                   except as noted)
        ---------------                              --------------------------
        Crude unit.................................           170,000
        Vacuum unit................................            54,000
        FCC unit...................................            40,000
        Coker unit.................................            22,500
        Reformer...................................            56,000
        HDS........................................            60,000
        Isocracker.................................            26,000
        Isomerization..............................            18,500
        Aromatics..................................            25,500
        Trolumen...................................             1,200
        Hydrogen purification unit.................      1.2 mm scfh 90% H2
        Sulfur recovery unit.......................         54 long tons

     Crude oil for the Lima Refinery can be obtained from a variety of sources and transported through several crude oil pipelines. The Lima Refinery receives 100% of its crude oil supply via pipeline. Delivery routes include the Mid-Valley, Salem-Stoy-Lima (SSL) and the Marathon pipeline systems as the three crude pipeline systems with final delivery capability to the refinery, with connections to Capline, Mobil, Ozark, IPL and other pipeline systems. Historically, the Lima Refinery has been supplied by domestic crude oil moving via the Mesa and West Texas Gulf pipeline into the Mid-Valley pipeline system. Gulf Coast sourced foreign crude oil can be supplied to the Lima Refinery via the LOOP/LOCAP system into Capline and then into the Lima Refinery either through the SSL or Marathon pipeline systems. Canadian crude oil can be supplied to the refinery through the IPL system which connects to the Marathon pipeline system.

     The Lima Refinery distributes products through several refined product pipeline systems and by rail, truck or the adjacent Vine Street terminal. Most refinery products are distributed by using the Buckeye or Inland Pipeline Systems. The Buckeye Pipeline System is a publicly held, common carrier, interstate pipeline system with connections throughout the Midwest. Through Buckeye, the Lima Refinery has access to markets in Northern/Central Ohio, Indiana, Michigan and Western Pennsylvania. The Inland Pipeline System is a private intra-state system jointly owned by BP, Shell, Unocal and Sun and available solely for their use.

     The Lima Refinery is located in the U.S. Midwest PADD II (Petroleum Area for Defense District), where demand for light products (gasoline and distillates) has historically exceeded the region's refining production by approximately 800,000 bpd. This light products shortfall has historically been even more acute in Ohio. Ohio refining capacity is approximately 500,000 bpd. However, even with this refining capacity, there are movements of approximately 130,000 bpd of light products into the state. Some of this additional light product supply comes from refineries in adjoining states, including Michigan and Kentucky. Historically there has been strong enough demand in Ohio to justify the cost of importing production from other markets. Transportation costs for refined products from the Gulf Coast to the Ohio market have averaged approximately $1.10 per barrel.

THE PURCHASE AGREEMENT

     The following summary of the purchase agreement is qualified in its entirety by reference to the applicable provisions of the Agreement for the Purchase and Sale of Lima Oil Refinery, dated as of July 1, 1998, and the Letter Amendment No. 1, dated August 10, 1998, to the Agreement for the Purchase and Sale of Lima Oil Refinery, dated as of July 1, 1998, ("Purchase Agreement") which are attached as exhibits hereto.

     The Purchase Agreement provided for the purchase by Clark of all the following: (i) the Lima Refinery, including all machinery and equipment used in the operation of the Lima Refinery; (ii) the real property on which the Lima Refinery is located, and certain related leased property; (iii) four crude oil storage and blending tanks and the real property on which they are situated;
(iv) all hydrocarbon and non-hydrocarbon inventories at the Lima Refinery; (v) a paid-up, nonexclusive, royalty-free license to use certain technology and intellectual property of BP and its affiliates in the operation of the Lima Refinery; and (vi) certain other assets as described in the Purchase Agreement (collectively, the "Purchased Assets"). The purchase price for the Purchased Assets equaled $175 million plus the market value of the hydrocarbon inventory at the Lima Refinery at August 10, 1998, which is currently estimated at approximately $40 million. In addition, an estimated $50 million will be paid for crude oil in transit currently owned by BP, the payment for which will occur over the two months following the Lima Acquisition as the crude oil is delivered to the Lima Refinery. Such $50 million will be substantially funded through proceeds from the sale of finished products over the same period. Clark also agreed to assume and indemnify BP for all liabilities arising from the ownership and operation of the Lima Refinery on or after August 10, 1998.

     The Lima Refinery was purchased with limited representations, warranties and closing conditions. Subject to certain terms and limitations set forth in the Purchase Agreement, BP agreed to indemnify Clark for all environmental and other liabilities and obligations arising from the ownership and operation of the Lima Refinery prior to August 10, 1998 or from the breach by BP of any representation, warranty or covenant contained in the Purchase Agreement. Indemnity claims for breaches of representations and warranties (other than environmental matters) and certain pre-acquisition covenants must be brought within one year after the Closing. Certain environmental indemnity claims (including for breaches of representations and warranties) must be brought within 17 years after the Lima Acquisition. Except for environmental matters, Clark will not have a claim against BP for breaches of representations and warranties and certain pre-acquisition covenants until the aggregate of all losses for such matters exceeds $3.5 million and BP's aggregate liability for such losses will not exceed $25 million.

     Clark has offered employment to the employees of the Lima Refinery. However, because BP had previously announced that the Lima Refinery was to be closed, many of such employees have accepted offers of employment with other operations of BP. While BP has agreed to assist Clark in its efforts to retain the Lima Refinery's employees, Clark has the risks associated with attracting and retaining an appropriate workforce.

     Clark agreed to convey to BP Chemicals Inc. ("BP Chemicals") 15 acres of the Lima Refinery's property in order to permit BP Chemicals to proceed with the previously announced construction of a 1:4 Butanediol Plant ("BDO Plant") at the Lima Refinery site. The specific location of the BDO Plant will be mutually agreed upon by Clark and BP Chemicals. In addition, Clark has assumed certain agreements with BP Chemicals and BP Oil Pipeline Company providing for the purchase and sale by the Lima Refinery of propylene and certain other chemicals. Clark and the parties to such agreements agreed to negotiate in good faith to seek to enter into new long-term agreements for the purchase and sale of propylene and such other chemicals.

SUMMARY OF CLARK'S ESTIMATES REGARDING THE LIMA ACQUISITION

Introduction

     BP has historically operated the Lima Refinery as a component of its integrated global system and especially its Midwest refining and marketing system. As a result, Clark believes that decisions such as those relating to crude slate, yield, total throughput and capital expenditures were likely made to optimize the performance of BP's entire integrated system, as opposed to that of the Lima Refinery specifically. Clark is not acquiring the Lima Refinery's sources of crude oil and other feedstocks, sales force, customer base or trade names. There are no historical financial statements covering the Lima Refinery on a stand-alone basis. Further, Clark believes any such financial statements would not be meaningful for the reasons set forth above.

Clark's Estimates

     Clark believes that the Lima Acquisition will provide an opportunity to improve Clark's operating results and cash flow. Clark and an independent energy consulting firm ("Independent Energy Consultant"), reviewed the historical and proposed operation of the Lima Refinery. Clark's estimates represent the operating results of the Lima Refinery as if Clark had acquired the assets on January 1, 1997 and operated them during 1997 based on Clark's proposed operation of the Lima Refinery. Clark believes 1997 market prices are appropriate since it is the last full year for which market prices are available.

     Clark's estimates, set forth below, were developed as follows: (i) feedstocks and refined product yields were based on BP's linear program and modified by Clark during due diligence based on the assets being acquired, and results of the linear program were then compared to actual charges and yield data (which resulted in higher crude oil throughput, but yields which were more conservative than the actual yields generated by BP in 1997), (ii) gross margin was calculated using the applicable 1997 market prices, (iii) operating expenses were based on actual historical performance with adjustments for higher crude oil throughput and Clark's expected mode of operation and (iv) general and administrative costs were estimated for those services previously provided by BP's corporate staff. As discussed above, because BP had previously announced that the Lima Refinery was to be closed, many employees have accepted offers of employment with other operations of BP. While BP has agreed to assist Clark in its efforts to retain the Lima Refinery's employees, Clark assumed the risks associated with attracting and retaining an appropriate workforce and may thus incur higher employment-related costs initially.

     Clark's estimates for the Lima Refinery included herein were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants or generally accepted accounting principles. Neither Clark's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to Clark's or the Independent Energy Consultant's estimates regarding the Lima Acquisition, contained herein, nor have they expressed any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the aforementioned estimates. These figures represent Clark's best estimates of the operating and financial results of the Lima Refinery had Clark operated it and the related assets in 1997 and assuming Clark had been successful in implementing its anticipated changes and expected mode of operation.

     Clark's estimates and underlying assumptions were independently reviewed and confirmed by the Independent Energy Consultant. The Independent Energy Consultant was furnished with information concerning the Lima Refinery available to Clark, conducted a site visit and discussed the operations of the Lima Refinery with management of BP and of Clark. Clark did not place any limitations upon the Independent Energy Consultant with respect to procedures followed or factors considered by the Independent Energy Consultant in rendering its opinion. In the Independent Energy Consultant's opinion, the assumptions underlying Clark's estimates provide a reasonable basis for Clark's estimates, and Clark's estimates are reasonable.

     The success of Clark's planned operation of the Lima Refinery is subject to uncertainties and contingencies beyond Clark's control, including business, economic, regulatory and competitive uncertainties and contingencies. No assurance can be given that the planned operations and anticipated benefits would have been realized had Clark actually operated the Lima Refinery in 1997. The gross margin and operating expense estimates are based on various assumptions. Some of these assumptions may not materialize. Other assumptions may materialize but in a subsequent period. Unanticipated events may occur subsequent to the date of this document. The actual results achieved by Clark at the Lima Refinery will vary from those set forth below and the variations may be material. Consequently, the inclusion of the estimates herein should not be regarded as a representation by Clark, the Independent Energy Consultant or any other person that the estimates would have been achieved in 1997 or will be achieved in the future. Prospective investors are cautioned not to place undue reliance on these estimates.

     Clark does not intend to update or otherwise revise the estimates to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that any or all of the assumptions are shown to be in error. Furthermore, Clark does not intend to update or revise the estimates to reflect changes in general economic or industry conditions. Clark's regular quarterly and annual financial statements will be included in Clark's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, which will be filed with the Securities and Exchange Commission. Information contained in such financial statements will be deemed to supersede the estimates.

Estimated 1997 Lima Refinery EBITDA

     Clark estimates that the Lima Refinery would have generated $64.6 million of earnings before interest, taxes, depreciation and amortization ("EBITDA") in 1997 after giving effect to the estimated processing rates, yields and operating expenses. This estimate was based on (i) 1997 spot market prices for crude oil and refined products adjusted for transportation differentials, (ii) feedstocks and refined product yields based on the modification of BP's linear programming model (which resulted in higher crude oil throughput, but yields which were more conservative than the actual yields generated by BP in 1997), (iii) actual historical operating expenses adjusted for higher throughput and Clark's mode of operation and (iv) general and administrative costs estimated for those services previously provided by BP's corporate staff.

     Clark's estimates for the Lima Refinery based on 1997 market prices are as follows:


                                             1997 Estimate
                                            ---------------
                                            ($ in millions,
                                            except as noted)

Crude oil throughput (m bbls/day)...........     160.5
Production (m bbls/day).....................     165.0
Gross margin ($/bbl of production)..........    $ 2.82
Operating expenses ($/bbl of production)....      1.73
Gross margin................................     170.1
Operating expenses..........................     104.3
General and administrative costs............       1.2
Refinery EBITDA (a).........................    $ 64.6

------
(a) A $0.10 per barrel change in the realized gross margin or operating expenses would have increased or decreased estimated operating cash flow by approximately $6 million.

Refinery Feedstocks:



                                  1997 Actual                    1997 Estimate
                                  -----------                    -------------
                         (thousands of barrels per day)  (thousands of barrels per day)
Light sweet crude oil........       140.9                            153.5
Light sour crude oil.........        12.5                              7.0
Other........................         7.7                              3.6
                                    =====                            =====
Total........................       161.1                            164.1
                                    =====                            =====

Refinery Production:
                                  1997 Actual                    1997 Estimate
                                  -----------                    -------------
                         (thousands of barrels per day)  (thousands of barrels per day)
Gasoline.....................        82.6                             81.7
Diesel fuel..................        36.9                             36.4
Jet fuel.....................        17.1                             20.2
Petrochemical products.......         7.7                              7.7
Other........................        18.7                             19.0
                                    =====                            =====
Total........................       163.0                            165.0
                                    =====                            =====



Summary of Clark's Estimate Assumptions

     In connection with the execution of the Purchase Agreement, Clark performed limited due diligence on the Lima Refinery, including the review of information provided by BP, discussions with the Lima Refinery manager and a preliminary visit to the Lima Refinery. The results of this limited due diligence, together with the more extensive due diligence performed in 1996, are the basis for Clark's assumptions. The assumptions underlying the anticipated changes in processing rates, yields and operating expenses are described below. The estimates assume that (i) the Lima Acquisition occurred at January 1, 1997; (ii) Clark successfully implemented its planned changes in processing rates, yields and operating expenses; and (iii) BP assumed responsibility for environmental remediation. Pursuant to the terms of the Purchase Agreement, Clark conduct a more extensive due diligence review, including visits to the Lima Refinery and interviews with key Lima Refinery personnel, between July 6 and July 10, 1998.

Feedstocks

     Clark assumed that domestic and foreign crude oil would have been purchased at market prices and transported via available pipeline routes at published tariff rates for delivery to the Lima Refinery, which is consistent with historical operation. The mix of foreign and domestic crude oil feedstocks was consistent with historical throughputs. From 1995 to 1997, the Lima Refinery averaged approximately 152,000 bpd of crude oil throughput and approximately 159,000 bpd of total feedstocks. However, Clark believes the processing rates were limited during this period due to the Lima Refinery's pending sale and closure. The crude unit has a design capacity of approximately 170,000 bpd and processed 174,000 bpd for one week in November 1995. Therefore, Clark believes it can achieve crude oil throughput of 160,500 bpd and total production of 165,000 bpd.

     Clark believes there may be a further opportunity to optimize the crude oil inputs into the Lima Refinery by selecting more optimal crude oil types, but such opportunity was not included in Clark's estimates.

Yields

     The Lima Refinery has historically been optimized as part of an integrated system with BP's nearby Toledo refinery, the adjacent BP chemical operation and the BP light product marketing network. As a result, Clark believes there is an opportunity to optimize the Lima Refinery as a stand-alone operation to take full advantage of the Lima Refinery's asset capability. Clark assumed the products generated according to the linear programming model were sold at spot market prices. The estimated product yields are more conservative than the actual yields generated by BP in 1997.

Operating and General and Administrative Expenses

     Clark adjusted historical operating expense levels of the Lima Refinery principally for higher throughput levels and the replacement of self-insurance with premium-based insurance. Incremental general and administrative costs were added for functions previously provided by BP's corporate staff and not allocated to the Lima Refinery.

Capital Investment

     From 1991-1997, BP invested an aggregate of approximately $212 million in the Lima Refinery. Based on due diligence, Clark expects mandatory capital expenditures to average approximately $20 million per year for the period from 1999 to 2002 and turnaround expenses to cost approximately $30 million once every five years. The Lima Refinery is scheduled to have the first such major maintenance turnaround in 1999. Clark expects cash flows from the Lima Refinery to be adequate to cover incremental financing and mandatory capital and turnaround costs.

PURCHASE FINANCING

     To fund the purchase of the Lima refinery and certain related assets, Clark
(i) issued $110 million of 8 5/8% Senior Notes Due 2008 (the "Notes") in a private placement to "qualified institutional buyers" and to non "U.S. persons" (as defined in Rule 144A and Regulation S, respectively, of the Securities Act),
(ii) borrowed $115 million under a term loan agreement, dated as of August 10, 1998, among Clark, certain lenders and Goldman Sachs Credit Partners L.P., as agent and (iii) used $5 million of available cash.

     The Notes will mature on August 15, 2008, and will be redeemable at the option of Clark, in whole or in part, at any time on and after August 15, 2003 at 104.312% of principal amount thereof, plus accrued interest, reducing to 102.156% of principal amount thereof, plus accrued interest on August 15, 2004, and to 100% of the principal amount thereof, plus accrued interest on August 15, 2005. In addition, up to 35% of the aggregate principal amount of the Notes may be repurchased at a redemption price of 108.625% of the principal amount with the proceeds from certain equity offerings.

     Clark entered into the First Amended and Restated Credit Agreement dated as of August 10, 1998 (the "Term Loan") with a group of lenders led by Goldman, Sachs Credit Partners, L.P., as administrative agent. The Term Loan amends and restates a credit agreement, dated as of November 21, 1997 and provides for an unsecured term loan of $115 million. The proceeds of the loan were used to fund a portion of the purchase price of the Lima Acquisition. Interest under the Term Loan is a floating rate equal to the London Interbank Offered Rate plus 2.75%. The loans are scheduled to be repaid by November 15, 2004.

     The Notes and Term Loan contain covenants and conditions which, among other things, limit dividends, indebtedness, liens, investments, asset sales and mergers.

     In order to support the increased crude oil requirements of the Lima Refinery, Clark amended its revolving facility to increase its size from $400 million to the lesser of $700 million or the amount available under a borrowing base, as defined, representing specified percentages of cash, investments, accounts receivable, inventory and other working capital items. Clark also increased the borrowing sublimit from $50 million to $150 million.

FORWARD-LOOKING STATEMENTS

     The statements in this Form 8-K that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify such forward-looking statements. Any forward-looking statements are not guarantees of future performance, involve significant risks and uncertainties and actual results may vary materially from those in the forward-looking statements as a result of various factors.

     Among the factors that could cause actual results to differ materially are changes in industry-wide refining margins, changes in crude oil and other raw material costs, and world and regional events that could significantly increase volatility in the marketplace. Clark's crude oil supply could be affected by factors beyond its control, such as embargoes, the continued discovery and production of light sweet crude oil, or military conflicts between (or internal instability in) one or more oil-producing countries. Clark's business is also affected by the continued availability of debt and equity financing, changes in labor relations, general economic conditions (including recessionary trends, inflation and interest rates), market supply and demand for Clark's products, the reliability and efficiency of Clark's operating facilities, the level of operating expenses and hazards common to operating facilities (including equipment malfunctions, plant construction/repair delays, explosions, fires, oil spills and severe weather effects), actions taken by competitors (including both pricing and expansion and retirement of refinery capacity in response to market conditions), and civil, criminal, regulatory or administrative actions, claims or proceedings (including domestic and international political, legislative, regulatory and legal actions and regulations dealing with protection of the environment, including gasoline composition and characteristics). Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking statements.

     Although Clark believes that its expectations regarding future events are based on reasonable assumptions, it can give no assurance that these are all the factors that could cause actual results to vary materially from the forward-looking statements or that its expectations regarding future developments will prove to be correct.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits

Exhibit Number                               Title
--------------                               -----
     2.1       Agreement for the Purchase and Sale of Lima Oil Refinery, dated as of July 1, 1998 between BP Exploration & Oil Inc., The
               Standard Oil Company, BP Oil Pipeline Company, BP Chemicals Inc.
               and Clark Refining & Marketing, Inc.

     2.2       Letter Amendment No. 1, dated August 10, 1998, to Agreement for
               Purchase and Sale of Lima Oil Refinery dated July 1, 1998.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        CLARK REFINING & MARKETING, INC.



                                        By: /s/ Maura J. Clark
                                            ----------------------------
                                            Name:  Maura J. Clark
                                            Title: Executive Vice President,
                                                   Corporate Development and
                                                   Chief Financial Officer


Date: August 21, 1998


                                 Exhibit Index
                                 -------------
Exhibit Number                      Title
--------------                      -----
    2.1
                    Agreement for the Purchase and Sale of Lima Oil Refinery
                    between BP Exploration & Oil Inc., The Standard Oil Company,
                    BP Oil Pipeline Company, BP Chemicals Inc. and Clark
                    Refining & Marketing, Inc.
    2.2
                    Letter Amendment No. 1, dated August 10, 1998, to Agreement for Purchase and Sale of Lima Oil Refinery dated July 1,
                    1998.